Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  April 25, 2018

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the quarter ended March 31, 2018 of $2.5 million, or $0.67 diluted earnings per share,  compared to $2.0 million, or $0.53 diluted earnings per share, for the quarter ended March 31, 2017.  The $0.5 million, or 28%, improvement resulted primarily from $0.6 million higher net interest income combined with $0.2 million more non-interest income and a $0.2 million reduction in the provision for income taxes, partially offset by $0.4 million higher operating expenses.    The Company experienced $56.2 million, or 7%, growth in average interest-earning assets funded by $76.8 million growth in average deposits and $5.7 million growth in average shareholders’ equity after the $18.1 million paydown in average borrowings.    This balance sheet growth lifted income before income taxes by $0.4 million, or 14%.  Return on average assets (ROA) and return on average equity (ROE) were 1.17% and 11.75%, respectively, for the first quarter of 2018 and 0.99% and 9.85%, respectively, for the first quarter of 2017.

“Fidelity Bank’s strong first quarter financial results set the stage for a successful 2018.” stated Daniel J. Santaniello, President and Chief Executive Officer.  “The continued growth in earnings, capital, core deposit, and net interest margin are the highlights of the first quarter.  Fidelity Bank is well positioned as we continue to invest in our strategic priorities to increase market share, deepen client relationships, and leverage technology to create long-term shareholder value.”

On August 15, 2017, the Company declared a three-for-two stock split effected in the form of a 50%  stock dividend on its common stock outstanding to shareholders of record as of September 18, 2017 and distributed the shares on September 28, 2017.  All share and per share information included in this earnings release for all periods has been retroactively adjusted to reflect this stock split.

First Quarter Operating Results Overview

Net interest income was $7.3 million for the first quarter of 2018, a $0.6 million, or 9%, increase over the  $6.7  million earned for the first quarter of 2017.    The net interest income growth resulted from a $56.2 million increase in the average balance of interest-earning assets and a four basis point higher fully tax-equivalent (FTE) yield earned thereon which  increased interest income by $0.8 million.  The loan portfolio had the biggest impact producing $0.5 million more interest income.  Yields on average quarterly balances of $321.8 million in floating loans at March 31, 2018 benefited from 75 basis points in short-term rate increases by the Federal Reserve since the first quarter of 2017,  and mitigated the effect of lower yields earned on indirect consumer loans which experienced the most growth in the loan portfolio.  The investment portfolio benefited from the Company investing in $27.5 million more, on average, mortgage backed securities which caused interest income on investments to increase $0.2 million.  Partially offsetting the increase in net interest income from higher interest income, interest expense increased $0.2 million as the average balance of interest-bearing deposits increased $56.1 million and the rates paid on these deposits increased 11 basis points.  The Company’s lower tax rate in 2018 due to the Tax Cuts and Jobs Act decreased the FTE yields on nontaxable interest-

earning assets and had the effect of reducing FTE net interest rate spread and margin by seven basis points and eight basis points, respectively.  As a result of the negative impact of the FTE adjustment from the lower tax rate, net interest spread was 3.52% for the first quarter of 2018, or six basis points lower than the 3.58% recorded for the same 2017 quarter.  Over the same time period, the Company’s FTE net interest margin decreased by four basis points to 3.68%  from 3.72%.

The provision for loan losses was $300 thousand for the first quarter of 2018, a $25 thousand decrease compared to $325 thousand for the first quarter of 2017.  The decrease in the provision aligned with a slowing rate of loan growth during the first quarter of 2018 versus 2017.  The allowance for loan losses was 1.47% of total loans at March 31, 2018 compared with 1.54% at March 31, 2017.  The decrease was attributable to stronger asset quality.

Total other income was $2.3 million for the first quarter of 2018 and $2.1 million for the first quarter of 2017.  The $0.2 million, or 8%, increase in other income was primarily due to $0.2 million in additional trust fees from accounts assumed at the end of the first quarter of 2017 and a $68 thousand estate fee recognized during the first quarter of 2018.  Higher interchange fees of $69 thousand, earnings on bank-owned life insurance of $45 thousand and financial service fees of $31 thousand were offset by $98 thousand fewer gains on loan sales, $48 thousand less service charges on loans and $64 thousand in unrealized losses recognized on the fair value change of equity securities.

Other expenses increased $0.4 million, or 7%, for the first quarter of 2018 to $6.2 million from $5.8 million for the same 2017 quarter.  The increase was primarily due to $0.3 million higher salaries and benefits expenses from $0.2 million in added salaries, $0.1 million more incentive compensation expense and $0.1 million in additional expenses related to a post-retirement benefit plan.  Data processing and communications expense also increased approximately $0.1 million.

The provision for income taxes decreased $0.2 million from $0.7 million for the first quarter of 2017 to $0.5 million for the first quarter of 2018.  The decrease was due to the Company's lower corporate tax rate in 2018.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets increased $33.8 million, or 4%, to $897.4 million at March 31, 2018 from $863.6 million at December 31, 2017.  This asset growth resulted primarily from $20.5 million more in cash and cash equivalents,  an $8.4 million increase in securities and $2.3 million net growth in the loan portfolio.  Asset growth was mostly funded by a  $45.1 million increase in deposits less $12.4 million used to pay down borrowings.  During the first quarter, deposits typically grow due to the seasonal timing of public tax deposits.  During the first quarter of 2018, the Company experienced deposit growth due to this seasonal activity and also due to a new large business relationship.  The Company continued to focus on increasing assets using its relationship management strategy to grow loans and deposits and achieve profitable returns.  The Company has begun its Luzerne County expansion plans with construction underway on the Back Mountain branch and the filing for regulatory approval to add a branch location in Mountain Top, PA.

Total non-performing assets were $7.1 million, or 0.79% of total assets, at March 31, 2018 compared to $6.3 million, or 0.73% of total assets, at December 31, 2017.  This $0.8 million increase in non-performing assets was due primarily to the modification of two loans to one customer in a troubled debt restructuring and the addition of several properties to foreclosed assets held-for-sale during the first quarter of 2018.  Despite the increase in non-performing assets, net charge-offs to average total loans decreased to 0.05% at March 31, 2018 compared to 0.26% at December 31, 2017 and 0.09% at March 31, 2017.

Shareholders’ equity increased $0.1 million, or less than 1%, to $87.5 million at March 31, 2018 from $87.4 million at December 31, 2017.  Net income growth of $2.5 million was partially offset by a  $2.0 million, after tax, reduction in net unrealized gains from the investment portfolio.  An additional $0.5 million recorded from the issuance of common stock under the Company’s stock plans and stock based compensation expense from these plans,  was offset by $0.9 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 9.75% of total assets at March 31, 2018.  Book value per share was $23.32 at March 31, 2018 compared to $23.40 at December 31, 2017.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 10 community banking office locations providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$36,305	$15,825
Investment securities	165,768	157,385
Federal Home Loan Bank stock	2,320	2,832
Loans and leases	642,705	640,141
Allowance for loan losses	(9,408)	(9,193)
Premises and equipment, net	16,350	16,576
Life insurance cash surrender value	20,168	20,017
Other assets	23,209	20,054

Total assets	$897,417	$863,637

Liabilities
Non-interest-bearing deposits	$206,729	$178,631
Interest-bearing deposits	568,562	551,515
Total deposits	775,291	730,146
Short-term borrowings	8,642	18,502
FHLB advances	18,704	21,204
Other liabilities	7,278	6,402
Total liabilities	809,915	776,254

Shareholders' equity	87,502	87,383

Total liabilities and shareholders' equity	$897,417	$863,637

Average Year-To-Date Balances:	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$24,412	$15,644
Investment securities	166,374	154,738
Loans and leases, net	631,821	621,440
Premises and equipment, net	16,507	16,961
Other assets	40,685	35,564

Total assets	$879,799	$844,347

Liabilities
Non-interest-bearing deposits	$185,090	$169,075
Interest-bearing deposits	565,655	536,123
Total deposits	750,745	705,198
Short-term borrowings	15,885	28,673
FHLB advances	19,204	19,778
Other liabilities	6,729	6,379
Total liabilities	792,563	760,028

Shareholders' equity	87,236	84,319

Total liabilities and shareholders' equity	$879,799	$844,347

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended
	Mar. 31, 2018	Mar. 31, 2017
Interest income
Loans and leases	$6,911	$6,370
Securities and other	1,232	996

Total interest income	8,143	7,366

Interest expense
Deposits	804	586
Borrowings and debt	80	102

Total interest expense	884	688

Net interest income	7,259	6,678

Provision for loan losses	(300)	(325)
Other income	2,283	2,105
Other expenses	(6,208)	(5,797)

Income before income taxes	3,034	2,661

Provision for income taxes	(506)	(681)
Net income	$2,528	$1,980

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Interest income
Loans and leases	$6,911	$6,850	$6,892	$6,783	$6,370
Securities and other	1,232	1,066	1,036	1,071	996

Total interest income	8,143	7,916	7,928	7,854	7,366

Interest expense
Deposits	804	779	742	643	586
Borrowings and debt	80	87	140	144	102

Total interest expense	884	866	882	787	688

Net interest income	7,259	7,050	7,046	7,067	6,678

Provision for loan losses	(300)	(525)	(375)	(225)	(325)
Other income	2,283	1,883	2,248	2,131	2,105
Other expenses	(6,208)	(6,953)	(6,035)	(6,051)	(5,797)

Income before income taxes	3,034	1,455	2,884	2,922	2,661

Provision for income taxes	(506)	872	(658)	(739)	(681)
Net income	$2,528	$2,327	$2,226	$2,183	$1,980

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Assets
Cash and cash equivalents	$36,305	$15,825	$41,881	$14,877	$29,116
Investment securities	165,768	157,385	151,995	153,405	154,223
Federal Home Loan Bank stock	2,320	2,832	2,543	4,028	2,467
Loans and leases	642,705	640,141	636,096	637,710	623,130
Allowance for loan losses	(9,408)	(9,193)	(9,356)	(9,406)	(9,548)
Premises and equipment, net	16,350	16,576	16,899	16,833	17,026
Life insurance cash surrender value	20,168	20,017	19,857	19,699	19,542
Other assets	23,209	20,054	18,351	18,322	16,730

Total assets	$897,417	$863,637	$878,266	$855,468	$852,686

Liabilities
Non-interest-bearing deposits	$206,729	$178,631	$185,858	$174,909	$190,482
Interest-bearing deposits	568,562	551,515	562,719	532,526	543,444
Total deposits	775,291	730,146	748,577	707,435	733,926
Short-term borrowings	8,642	18,502	12,920	34,455	14,699
FHLB advances	18,704	21,204	23,704	23,704	17,000
Other liabilities	7,278	6,402	6,781	5,738	4,868
Total liabilities	809,915	776,254	791,982	771,332	770,493

Shareholders' equity	87,502	87,383	86,284	84,136	82,193

Total liabilities and shareholders' equity	$897,417	$863,637	$878,266	$855,468	$852,686

Average Quarterly Balances:	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Assets
Cash and cash equivalents	$24,412	$19,623	$15,152	$13,221	$14,529
Investment securities	166,374	155,943	154,867	158,443	149,627
Loans and leases, net	631,821	629,489	631,938	620,850	603,078
Premises and equipment, net	16,507	16,802	16,977	16,946	17,124
Other assets	40,685	37,997	37,969	36,447	29,725

Total assets	$879,799	$859,854	$856,903	$845,907	$814,083

Liabilities
Non-interest-bearing deposits	$185,090	$174,282	$173,627	$163,869	$164,340
Interest-bearing deposits	565,655	556,354	542,271	535,697	509,588
Total deposits	750,745	730,636	715,898	699,566	673,928
Short-term borrowings	15,885	12,984	25,086	37,410	39,545
FHLB advances	19,204	21,801	23,704	19,873	13,600
Other liabilities	6,729	7,442	6,942	5,603	5,501
Total liabilities	792,563	772,863	771,630	762,452	732,574

Shareholders' equity	87,236	86,991	85,273	83,455	81,509

Total liabilities and shareholders' equity	$879,799	$859,854	$856,903	$845,907	$814,083

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Selected returns and financial ratios
Basic earnings per share	$0.67	$0.63	$0.60	$0.58	$0.54
Diluted earnings per share	$0.67	$0.61	$0.60	$0.58	$0.54
Dividends per share	$0.24	$0.26	$0.21	$0.21	$0.20
Yield on interest-earning assets (FTE)	4.12%	4.08%	4.11%	4.16%	4.08%
Cost of interest-bearing liabilities	0.60%	0.58%	0.59%	0.53%	0.50%
Net interest spread (FTE)	3.52%	3.50%	3.52%	3.63%	3.58%
Net interest margin (FTE)	3.68%	3.65%	3.67%	3.76%	3.72%
Return on average assets	1.17%	1.07%	1.03%	1.04%	0.99%
Return on average equity	11.75%	10.61%	10.36%	10.49%	9.85%
Efficiency ratio (FTE)	63.95%	75.13%	62.73%	63.55%	63.76%
Expense ratio	1.81%	2.34%	1.75%	1.86%	1.84%
Expense ratio	1.81%	1.80%

Other financial data	At period end:
(dollars in thousands except per share data)	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017
Interest income adjustment to FTE	$165	$322	$325	$325	$309
Book value per share	$23.32	$23.40	$23.13	$22.70	$22.18
Equity to assets	9.75%	10.12%	9.82%	9.84%	9.64%
Allowance for loan losses to:
Total loans	1.47%	1.44%	1.47%	1.48%	1.54%
Non-accrual loans	3.24x	2.67x	2.42x	1.44x	1.22x
Non-accrual loans to total loans	0.45%	0.54%	0.61%	1.02%	1.26%
Non-performing assets to total assets	0.79%	0.73%	0.76%	1.11%	1.28%
Net charge-offs to average total loans	0.05%	0.26%	0.20%	0.16%	0.09%

Capital Adequacy Ratios
Total risk-based capital ratio	15.19%	14.90%	14.75%	14.50%	14.48%
Common equity tier 1 risk-based capital ratio	13.93%	13.65%	13.50%	13.25%	13.22%
Tier 1 risk-based capital ratio	13.93%	13.65%	13.50%	13.25%	13.22%
Leverage ratio	9.98%	9.91%	9.80%	9.68%	9.87%